UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 13, 2018

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building B, Suite 250 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 696-8100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 13, 2018, the Board of Directors (the “Board”) of Viveve Medical, Inc. (the “Company”) increased the size of its Board from six (6) to eight (8) members and appointed Steven Basta and Karen Zaderej to serve as members of the Board, as independent Class I directors, effective September 13, 2018. Concurrent with their elections as directors of the Company, Mr. Basta was appointed to the Audit Committee of the Board (the “Audit Committe”) and the Governance and Nominating Committee of the Board (the “Governance and Nominating Committee”), and Ms. Zaderej was appointed to the Compensation Committee of the Board.

There are no arrangements or understandings between Mr. Basta or Ms. Zaderej and any other persons pursuant to which Mr. Basta and Ms. Zaderej were selected as directors of the Company, and, other than disclosed below, there are no transactions in which Mr. Basta or Ms. Zaderej has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Basta has served since September 2015 as President, Chief Executive Officer, and Director of Menlo Therapeutics, a publicly listed biopharmaceutical company. From October 2011 until August 2015, Mr. Basta served as Chief Executive Officer of AlterG, a privately held medical device company. From November 2002 to February 2010, Mr. Basta served as Chief Executive Officer of BioForm Medical, a publicly listed medical aesthetics company acquired by Merz, and from February 2010 to September 2011 served as Chief Executive Officer of Merz Aesthetics, the successor to BioForm Medical. Mr. Basta served on the board of Carbylan, Inc. from September 2009 to November 2016. Mr. Basta served on the board of RF Surgical, Inc. (acquired by Medtronic) from December 2013 to August 2015. Mr. Basta received a B.A. from The Johns Hopkins University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Ms. Zaderej has served as President, Chief Executive Officer and a Member of the Board of Directors of AxoGen, Inc., a medical technology company, since September 2011 and became Chairman of the AxoGen, Inc. Board of Directors in May 2018. Ms. Zaderej served as Chief Executive Officer and as a member of the Board of Directors of AxoGen Corporation, a wholly owned subsidiary of AxoGen, Inc., since May 2010 and as Chief Operating Officer from October 2007 to May 2010 and as Vice President of Marketing and Sales from May 2006 to October 2007. From October 2004 to May 2006, Ms. Zaderej worked for Zaderej Medical Consulting, a consulting firm she founded, which assisted medical device companies build and execute successful commercialization plans. From 1987 to 2004, Ms. Zaderej worked at Ethicon, Inc., a Johnson & Johnson company, where she held senior positions in marketing, business development, research & development, and manufacturing. Ms. Zaderej is a Director of SEBio, a non-profit supporting the life science industry in the southeastern United States. Ms. Zaderej has a MBA from the Kellogg Graduate School of Business and a BS in Chemical Engineering from Purdue University.

In connection with their appointments, Mr. Basta and Ms. Zaderej were each granted stock options pursuant to the Company’s 2013 Stock Option and Incentive Plan (the “Plan”) to acquire 70,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”). The options, which will be evidenced by the Company’s standard form of stock option agreement under the Plan, shall vest in three equal, annual installments over a period of three years following the date of grant, subject to Mr. Basta and Ms. Zaderej’s continued service to the Company through each vesting date, and shall have an exercise price equal to the closing price of the Common Stock on September 13, 2018.

In addition, Mr. Basta and Ms. Zaderej shall each receive (i) equity awards in the form of stock options to purchase 35,000 shares of Common Stock following each annual meeting of the Company’s stockholders, and (ii) compensation in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2018 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 16, 2018, in the section titled “Director Compensation.”

Mr. Basta and Ms. Zaderej are expected to stand for election to the Board at the 2021 Annual Meeting of the Stockholders.

On September 13, 2018, Jon Plexico resigned from his position as a member of the Board, including from his positions as a member of the Audit Committee and Governance and Nominating Committee. Mr. Plexico's resignation was not due to any disagreement relating to the operations, policies, or practices of the Company.

Item 7.01	Regulation FD Disclosure.

On September 13, 2018, the Company issued a press release announcing the appointment of Mr. Basta and Ms. Zaderej as directors of the Company. A copy of the press release is furnished herewith as Exhibit 99.1 to this report.

The information furnished in this Current Report on Form 8-K under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated September 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2018	Viveve Medical, Inc.

	By:	/s/ Scott Durbin
Scott Durbin
Chief Executive Officer